Exhibit 99.1

VOLCANO ANNOUNCES IT WILL END DISTRIBUTION AGREEMENT WITH

FUKUDA; TRANSITION ENHANCES COMPANY’S DIRECT SELLING PROGRAM

IN JAPAN

(SAN DIEGO, CA), September 21, 2010—Volcano Corporation (NASAQ: VOLC), a leading developer and manufacturer of precision intravascular therapy guidance tools designed to enhance the diagnosis and treatment of coronary and peripheral vascular disease, said today it has reached an agreement with Fukuda Desnhi Co., Ltd. to end its distribution agreement in Japan.

This transaction follows the successful transition of its distribution from Goodman to direct in Japan in July 2009. Fukuda, which distributes Volcano IVUS offerings to the cardiology market only, currently serves approximately 180 centers and accounts for approximately 20 percent of Volcano’s revenues in Japan—and approximately five percent of the company’s total revenues. The transition will take effect on December 1, 2010.

“Over the past 14 months, we have demonstrated the success of our expanded direct sales effort in Japan through growing revenues and increased market share. Upon completion of the Fukuda transition, we will be directly addressing nearly 95 percent of our total revenues in Japan, where we have a direct sales force of more than 50 and a total work force of more than 100,” said Scott Huennekens, president and chief executive officer of Volcano.

“As was the case with the Goodman transition, we expect this transaction to benefit us in several ways. We will receive direct pricing, which is currently approximately 30 percent higher than distributor pricing, as well as potentially realize increased gross margin and operating income on these revenues. In addition, we anticipate additional opportunities to further our market share strategy as we leverage our growing infrastructure in Japan—not only with our IVUS offering, but also distributed products and those in our pipeline that we will begin introducing in Japan next year,” he continued.

“These include our new distribution program for AngioScore’s AngioSculpt PTCA scoring balloon and our planned roll-out of the FFR on the s5 family. In addition, this will facilitate the market launch of future offerings, such as VIBE—our Image-Guided Therapy—Optical Coherence Tomography, Forward-Looking IVUS and Impact Microcatheters,” he continued.

Huennekens noted that going direct has enabled the company to establish significantly closer relationships with the Japanese market, including clinicians and customers, and provide focused delivery of service and support. “In addition, we have successfully implemented sales and market development initiatives, including new clinical studies, conference symposiums and clinical education programs. I want to acknowledge Fukuda’s contributions to our past success in Japan and we look forward to working with them during this transition period,” he said.

The key financial aspects of the transaction include:

•

Volcano has agreed to pay Fukuda 181 million Japanese yen (approximately U.S. $2.1 million) for the repurchase of Volcano’s IVUS consoles and any related hardware in Fukuda’s inventory, which Volcano expects to depreciate over the next 11 quarters.

•

Volcano will also repurchase any remaining disposables at the end of the agreement. The company currently estimates that the repurchase will occur in the fourth quarter of 2010 and will be approximately 279 million yen (approximately U.S. $3.3 million).

•	Volcano will pay Fukuda a one-time end of agreement fee of 119 million Japanese yen (approximately U.S. $1.4 million), which will be paid and expensed in the fourth quarter of 2010.

Guidance for 2010

The company provided updated guidance for fiscal 2010, based on this transaction and the convertible senior note offering completed September 20, 2010. Volcano continues to expect that revenues for fiscal 2010 will be in the range of $286-$290 million, and that gross margins will continue to be in the range of 62-63 percent.

The company now expects that operating expenses for all of 2010 are expected to be in the range of 59-61 percent of revenues, including the one-time end of agreement fee to Fukuda of approximately $1.4 million.

As a result of the end of agreement fee to Fukuda and approximately $2.3 million in interest expense related to the convertible note offering, the company now expects that earnings per share for all of 2010 on a GAAP basis will be in the range of $0.02-$0.04. The company expects that weighted average shares on a diluted basis at the end of 2010 will continue to be approximately 53 million.

About Volcano Corporation

Volcano Corporation is revolutionizing the medical device industry with a broad suite of technologies that make imaging and therapy simpler, more informative and less invasive. Our products empower physicians around the world with a new generation of analytical tools that deliver more meaningful information—using sound and light as the guiding elements. Founded in cardiovascular care and expanding into other specialties, Volcano is changing the assumption about what is possible in improving patient outcomes by combining imaging and therapy together. For more information, visit the company’s website at www.volcanocorp.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding Volcano’s business that are not historical facts may be considered “forward-looking statements,” including statements regarding the impact and benefits of Volcano’s direct sales strategy, including relating to the Goodman and Fukuda transitions, financial guidance, market adoption of the company’s technology, growth strategies, timing and achievement of product development milestones, market development and product introductions and sales. Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties, which may cause Volcano’s results to differ materially and adversely from the statements contained herein Some of the potential risks and uncertainties that could cause actual results to differ from the results predict ted are detailed in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission, including the Current Report on Form 8-K filed on September 13, 2010. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Volcano undertakers no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contact Information:

John Dahldorf

Chief Financial Officer

Volcano Corporation

(858) 720-4020

or

Neal B. Rosen

Ruder-Finn

(415) 692- 3058